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                                                                    EXHIBIT 99.1


                                  [BELK LOGO]

Contact:                                                           NEWS RELEASE
Steve Pernotto
Executive Vice President
704-357-1064, Ext. 3618



      BELK, INC. REPORTS 32 PERCENT INCREASE IN NET INCOME FOR FISCAL 2003
                  BELK ENTERS FIVE NEW MARKETS AND OPENS NINE
                           NEW STORES IN FISCAL 2003,
     PLANS EXPANSION INTO EIGHT NEW MARKETS, ADDING 500,000 SQUARE FEET IN
                                  FISCAL 2004

         CHARLOTTE, N.C., April 21, 2003 -- Belk, Inc. today reported a 32 percent increase in net income for the fiscal year ended Feb. 1, 2003.

         Net income for the 52-week period was $84.0 million, or $1.53 per share, compared to $63.4 million, or $1.16 per share, for the same prior year period.

         Sales for the 52-week period ended Feb. 1, 2003 increased 0.3 percent, or $5.5 million, to $2.242 billion from $2.236 billion for the same prior year period. The sales increase resulted primarily from $73.7 million in additional sales generated from new, expanded and renovated stores that was offset by a
3.2 percent decrease in comparable store sales due to a soft economy and a difficult sales environment in the third and fourth quarters of fiscal year 2003.

         Net income before certain items was $95.0 million compared to $71.4 million for the 2002 fiscal year. The certain items amounted to $11.0 million in fiscal year 2003 and $8.0 million in fiscal year 2002 and include the after-tax effect of restructuring charges and expenses related to the company's merchandising and marketing consolidation; asset impairment and store closing costs; gains and losses from the sale of property, equipment and investments; discontinued operations; and the cumulative effect of change in accounting principle. Belk believes that this measure emphasizes its core ongoing operations and enables investors to perform meaningful comparisons of operating results from year to year. Net income is the most directly comparable generally accepted accounting principle (GAAP) measure. A detailed reconciliation of net income and net income before certain items is presented at the end of this release.

         The company generated $203.3 million of cash flow from operations for fiscal year 2003. At year end, cash-on-hand totaled approximately $91.3 million, and the company had zero borrowings outstanding under its $200 million revolving credit facility. Total debt at year-end was $365.6 million, down from $416.7 million as of the end of the previous fiscal year.

         JOHN M. BELK, chairman and chief executive officer of Belk, Inc., said, "We delivered exceptional bottom-line results during an extremely challenging period for retail sales. Our


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success was the result of the leadership, commitment and hard work of many dedicated Belk associates. Through their efforts, we established a new merchandising, marketing and planning/allocation organization, continued our expansion in new and existing markets and realized outstanding improvements in expense management and gross margin."

         Mr. Belk called the company's merchandising and marketing consolidation completed last August "an important strategic move for Belk that will enable us to serve our customers better, improve efficiency, increase our capacity for expansion and produce better operating results over the long term."

         A company-wide profitability initiative continued to produce margin improvements and expense reductions during the fiscal year, and the company achieved sales growth in its strategic merchandise demand centers that include feminine apparel, ladies accessories and ladies shoes. Additionally, substantial growth in the company's private brand business significantly improved gross margins and offered customers larger assortments of Belk's exclusive brands.

          The company reported expenditures for property and equipment totaling $75.0 million for the 2003 fiscal year, which includes expenditures for new stores, store expansions and renovations.

         Belk continued its aggressive store expansion efforts with the opening of nine new stores during the year that have a combined total space of 845,000 square feet. The company entered five new markets with store openings in Jasper, Ala., Rogers, Ark., Norcross, Ga., Morristown, Tenn., and McDonough, Ga. Additionally, new stores were opened in existing markets in Durham, Raleigh and Morehead City, N.C., and Newnan, Ga., and a major expansion and renovation was completed of the company's flagship store at SouthPark Mall in Charlotte, N.C.

BELK TO EXPAND INTO EIGHT NEW MARKETS IN FISCAL YEAR 2004

         During fiscal year 2004, Belk plans to enter eight new markets with stores that will have a combined total space of 518,000 square feet. The first new store of the year opened on March 12th in Gulfport, Miss. This fall, Belk will enter the greater Nashville, Tenn. market with the opening of stores in Gallatin, Columbia and Springfield, Tenn. Other stores are slated to open this fall in Lufkin, Texas; Hot Springs and Conway, Ark.; and Destin, Fla. Additionally, the company plans to complete four major store renovations during the year in Greensboro (Four Seasons Mall), Shelby and Winston-Salem, N.C., and Westminster, Md.


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BELK DECLARES DIVIDEND INCREASE, ANNOUNCES $28.5 MILLION STOCK BUYBACK

         Belk, Inc. recently announced a ten percent dividend increase on Class A and Class B shares for shareholders of record on March 13, 2003. It also announced a $28.5 million self-tender offer to repurchase up to three million shares of class A and/or class B common stock at a price of $9.50 per share.

         The tender offer will commence subsequent to the company's Form 10-K filing with the Securities and Exchange Commission for the fiscal year ended February 1, 2003, that is expected to occur on or about April 23, 2003.

         Charlotte, N.C.-based Belk, Inc. is the largest privately owned department store company in the United States. It operates 214 fashion department stores in 13 Southeastern and Mid-Atlantic States and was founded in 1888 by William Henry Belk in Monroe, N.C.


                                     # # #

Note: Certain statements made in this Press Release are "forward-looking statements" within the meaning of the federal securities laws. Statements regarding future events and developments and the Company's future performance, as well as our expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. You can identify these forward-looking statements through our use of words such as "may," "will," "intend," "project," "expect," "anticipate," "believe," "estimate," "continue," or other similar words. Certain risks and uncertainties that may cause our actual results to differ significantly from the results we discuss in our forward-looking statements include, but are not limited to: our ability to execute our growth and expansion plans; the successful completion of the tender offer; changes in interest rates and in buying; charging and payment behavior among our customers; changes in the competitive environment of the department store and broader retail industry; the effectiveness of our merchandising and sales promotion strategies; seasonal fluctuations in sales and net income; our ability to contain costs and fully realize synergies from our distribution consolidations; and changes in accounting standards or legal or regulatory matters detailed in our filings with the Securities and Exchange Commission. We believe these forward-looking statements are reasonable. However, you should not place undue reliance on such statements. We undertake no obligation to publicly update or revise any forward-looking statement, even if future events or new information may impact the validity of such statements.


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                                                                              4


                         BELK, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED RESULTS OF OPERATIONS
                                 (unaudited)

                                                                             Twelve Months Ended
                                                                        ----------------------------
                                                                        February 1,      February 2,
                                                                           2003             2002
                                                                        -----------      -----------
(millions)

Revenues                                                                 $2,241.6         $2,236.1
Cost of goods sold (including occupancy and buying expenses)              1,508.8          1,532.2
Selling, general and administrative expenses                                548.1            552.6
One-time merchandising consolidation expenses                                 8.5               --
                                                                         --------         --------
Total selling, general and administrative expenses                          556.6            552.6
Asset impairment and store closing costs                                       .6             13.5
Restructuring charge                                                          8.1               .7
                                                                         --------         --------
Operating Income                                                            167.5            137.1
Interest expense, net                                                       (34.9)           (40.5)
Gain (loss) on property, equipment and investments                            (.4)             3.5
Other income, net                                                             1.6              1.8
                                                                         --------         --------
Income from continuing operations before income taxes                       133.8            101.9
Income tax expense                                                           49.8             37.3
                                                                         --------         --------
Income from continuing operations                                            84.0             64.6
Discontinued operations                                                        --              (.2)
                                                                         --------         --------
Income before cumulative effect of change in accounting principle            84.0             64.4
Cumulative effect of change in accounting principle,
     net of income tax benefit of $0.6                                         --             (1.0)
                                                                         --------         --------
Net income                                                               $   84.0         $   63.4
                                                                         ========         ========

Net income excluding the after tax effect of
     one-time merchandising consolidation expenses, asset
     impairment and store closing costs, restructuring charges, gains (losses) from the sale of property, equipment and
     investments, discontinued operations and the cumulative
     effect of change in accounting principle                            $   95.0         $   71.4
                                                                         ========         ========


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                      BELK, INC. AND SUBSIDIARIES
                    RECONCILIATION OF NET INCOME AND
                    NET INCOME BEFORE CERTAIN ITEMS
                              (unaudited)


                                                                          Twelve Months Ended
                                                                        -------------------------
                                                                        February 1,   February 2,
                                                                           2003          2002
                                                                        -----------   -----------
(millions)

Net income                                                                 $84.0        $63.4
Discontinued operations, net of income tax benefit                            --          0.2
Cumulative effect of change in accounting principle, net of
  income tax benefit                                                          --          1.0
Gain (loss) on property, equipment and investments, net of
  income tax benefit (expense)                                               0.2         (2.1)
Restructuring charge, net of income tax expense                              5.1          0.4
Asset impairment and store closing costs, net of income tax expense          0.4          8.5
One-time merchandising consolidation expenses, net of income
  tax expense                                                                5.3           --
                                                                           -----        -----
Net income before certain items                                            $95.0        $71.4
                                                                           =====        =====
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